STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT (the "Agreement"), dated as of June 30, 1996, by
and  between  Landmark  Graphics   Corporation,   a  Delaware  corporation  (the
"Company"), and Halliburton Company, a Delaware corporation (the "Grantee").

                                    Recitals

         The Grantee, the Company and Halliburton Acq. Company, a Delaware corporation and a wholly-owned subsidiary of the Grantee ("Newco") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") providing for, among other things, the merger (the "Merger") of the Company with and into Newco which shall be the surviving corporation.

         The Board of Directors of the Company has recommended the approval of the Merger Agreement and the Merger by the holders of Company Common Stock.

         As a condition and inducement to the Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Company agree, and the Company has agreed, to grant the Grantee the Option (as defined below).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and the Grantee agree as follows:

                  1. Capitalized Terms. Capitalized terms used but not defined herein are defined in the Merger Agreement and are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                  2. Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option (the "Option") to purchase, out of the authorized but unissued Company Common Stock, a number of shares equal to up to 15.0% of the shares of Company Common Stock outstanding as of the date hereof (as adjusted as set forth herein) (the "Option Shares"), at a purchase price of $31.857 per Option Share (the "Exercise Price").

                  3. Term. The Option shall be exercisable and shall remain in full force and effect until the earliest to occur of (i) the Effective Time, (ii) the first anniversary of the receipt by Grantee of written notice from the Company of the occurrence of an Exercise
                             STOCK OPTION AGREEMENT
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         Event (as  hereinafter  defined)  or (iii)  termination  of the  Merger
         Agreement prior to the occurrence of an Exercise Event, at which time the Option shall terminate and be of no further force or effect (the "Term"). The rights and obligations set forth in Sections 7, 8, 9 and 10 shall not terminate when the right to exercise the Option terminates as set forth herein, but shall extend to such time as is provided in those Sections.

                  4. Exercise of Option.

                           (a) The Grantee may exercise the Option,  in whole or
                  in part, at any time and from time to time during the Term following the occurrence of an Exercise Event. Notwithstanding the expiration of the Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Term.

                           (b) As used herein, an "Exercise Event" shall mean
                  any of the following events:

                                    (i) any Person  (other  than the  Grantee or
                           any subsidiary of the Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such Person would own or control 25% or more of the then outstanding Company Common Stock;

                                    (ii) the  Company or any  subsidiary  of the
                           Company shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any Person (other than the Grantee or any subsidiary of the Grantee) to (A) effect a merger, consolidation, share exchange or similar transaction involving the Company or any of its Significant Subsidiaries, (B) sell, lease or otherwise dispose of assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company or any of its Significant Subsidiaries;

                                    (iii) any Person  (other than the Grantee or
                           any Subsidiary of the Grantee or the Company or, in a fiduciary capacity, any of its Subsidiaries) shall have, subsequent to the date of this Agreement, acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act)

                             STOCK OPTION AGREEMENT
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                           or the right to acquire  beneficial  ownership of, or
                           any  "Group"  (as  such  term is  defined  under  the
                           Exchange   Act)   shall   have  been   formed   which
                           beneficially   owns  or  has  the  right  to  acquire
                           beneficial ownership of, 25% or more of the then outstanding Company Common Stock; or

                                    (iv) the  holders  of Company  Common  Stock
                           shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement or such meeting shall not have been called as required by the terms of the Merger Agreement or shall have been canceled, in each case after any Person (other than the Grantee or any subsidiary of the Grantee) shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in any transaction described in clauses (i), (ii) or (iii) above, or the Company's Board of Directors shall have withdrawn or modified in a manner materially adverse to the Grantee the recommendation of the Company's Board of Directors that the holders of the Company Common Stock approve the Merger Agreement and the Merger.

                  (c) If the Grantee wishes to exercise the Option, it shall send a written notice (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date not earlier than three (3) Business Days nor later than fifteen (15) Business Days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, however, that, if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable Law, Regulation or Order, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided, further, that, without limiting the foregoing, if prior notification to or approval of any Governmental Authority is required in connection with such purchase, the Grantee and, if applicable, the Company shall promptly file the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with the Grantee in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period has passed.

                  (d) Notwithstanding Section 4(c), in no event shall any Closing Date be more than eighteen (18) months after the related Notice Date, and, if the Closing Date shall not have occurred within eighteen
         (18) months after the related Notice Date due to the failure to obtain any required approval of a Governmental Authority, the exercise of the Option effected on the Notice Date shall be deemed to have expired. If
         (i) the Grantee receives official notice that an approval of any Governmental Authority required for the purchase of

                             STOCK OPTION AGREEMENT
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         Option  Shares  will not be issued or  granted  or (ii) a Closing  Date shall not have occurred within eighteen (18) months after the related Notice Date due to the failure to obtain any such required approval of a Governmental Authority, the Grantee shall be entitled to exercise its right as set forth in Section 6 or to exercise the Option in connection with the resale of the Company Common Stock or other securities pursuant to a registration statement as provided in Section 8. The provisions of this Section 4 and Section 5 shall apply with appropriate adjustments to any such exercise.

                  5.       Payment and Delivery of Certificates.

                           (a) On each Closing  Date,  the Grantee  shall pay to
                  the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the Option Shares to be purchased on such Closing Date.

                           (b) At each Closing, simultaneously with the delivery
                  of immediately available funds as provided in Section 5(a), the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be fully paid and nonassessable and free and clear of all Liens, and Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

                           (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

                           THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JUNE 30, 1996. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

                  A new certificate or certificates evidencing the same number of shares of the Company Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, which new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.


                             STOCK OPTION AGREEMENT
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                  6.       Adjustment Upon Changes in Capitalization, Etc.

                           (a) In the event of any change in the Company  Common
                  Stock by reason of a stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of the Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this
                  Section 6(a)), the Company shall give written notice thereof to the Grantee and, at the Grantee's option exercisable within ten (10) Business Days after the Grantee's receipt of such notice, the number of shares of the Company Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 15.0% of the number of shares of the Company Common Stock then issued and outstanding, so that shares issued pursuant to the Option and shares remaining to be issued pursuant to the Option will, in the aggregate, equal 15% of the then issued and outstanding shares of Company Common Stock; provided, however, that the number of shares of the Company Common Stock subject to the Option shall only be increased to the extent the Company then has available authorized but unissued and unreserved shares of the Company Common Stock.

                           (b) If the Company  shall enter into an agreement (i)
                  to consolidate or exchange shares with or merge into any Person, other than the Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation or other Person of such consolidation or merger, (ii) to permit any Person, other than the Grantee or one of its Subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Company Common stock outstanding immediately before such merger shall after such merger represent less than 50% of the outstanding common shares and common share equivalents of the Company or (iii) to sell, lease or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option, at the election of the Grantee, of any of the following Persons (as designated by the Grantee)
                  (A) the Acquiring Corporation (as hereinafter defined), (B) any Person that controls the

                             STOCK OPTION AGREEMENT
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                  Acquiring Corporation or (C) in the case of a merger described in clause (ii), the Company.

                           (c) For purposes of this Section 6, "Acquiring Corporation" means (i) the continuing or surviving corporation or other Person of a consolidation, share exchange or merger with the Company (if other than the Company), (ii) the Company in a merger or share exchange in which the Company is the continuing or surviving corporation and (iii) the transferee of all or substantially all of the Company's assets. The provisions of Sections 7, 8, 9, 10 and 11 shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

                  7.       Repurchase at the Option of Grantee.

                           (a) Unless the Option shall have theretofore  expired
                  or been terminated in accordance with the terms hereof, at the request of the Grantee made at any time commencing upon the first occurrence of a Repurchase Event (as hereinafter defined) and ending on the first anniversary thereof (the "Put Period"), the Company (or any successor thereto) shall repurchase from the Grantee (i) that portion of the Option that then remains unexercised and (ii) all (but not less than all) the shares of Company Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has beneficial ownership. The date on which the Grantee exercises its rights under this Section 7 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 7 Repurchase Consideration") equal to the sum of:

                                    (i) the  aggregate  exercise  price paid for
                           any shares of Company Common Stock acquired pursuant to the Option and with respect to which the Grantee then has beneficial ownership;

                                    (ii) the excess,  if any, of the  Applicable
                           Price (as defined below), over the Exercise Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by the Grantee for each share of Company Common Stock with respect to which the Option has been exercised and with respect to which the Grantee then has beneficial ownership, multiplied by the number of such shares; and

                                    (iii)  the  excess,   if  any,  of  (x)  the
                           Applicable Price for each share of Company Common Stock over (y) the Exercise Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Company Common Stock with respect to which the Option has not been exercised.

                             STOCK OPTION AGREEMENT
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                           (b) If the Grantee  exercises  its rights  under this
                  Section 7, the Company  shall,  within ten (10)  Business Days
                  after  the  Request   Date,   pay  the  Section  7  Repurchase
                  Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option and the certificates evidencing the shares of Company Common Stock purchased thereunder with respect to which the Grantee then has beneficial ownership, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 7, the Grantee had sole record and beneficial ownership of such shares and that such shares were then held free and clear of all Liens.

                           (c) For purposes of this  Agreement,  the "Applicable
                  Price' means the highest of (i) the highest price per share at which a tender or exchange offer has been made for shares of Company Common Stock after the date hereof and on or prior to the Request Date, (ii) the price per share to be paid by any third Person for shares of Company Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with the Company entered into on or prior to the Request Date, or (iii) the highest closing sales price per share of Company Common Stock quoted on the New York Stock Exchange Composite Transactions or, if not so quoted, on the New York Stock Exchange (or if Company Common Stock is not quoted on the New York Stock Exchange, the highest bid price per share as quoted on The NASDAQ Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the sixty (60) Business Days preceding the Request Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Grantee and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

                           (d) As used herein,  a  "Repurchase  Event" means the
                  occurrence  of  any  Exercise   Event   specified  in  Section
                  4(b)(ii), (iii) or (iv).

                           (e) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 7 in a manner that would result in the cash payment to the Grantee of an aggregate amount under this Section 7 of more than $24 million, including the amount, if any, of the Termination Fee paid to the Grantee pursuant to
                  Section 9.05 of the Merger Agreement; provided, however, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.


                             STOCK OPTION AGREEMENT
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                  8.       Repurchase at the Option of The Company.

                           (a)  Unless  the   Grantee   shall  have   previously
                  exercised its rights under Section 7, at the request of the Company during the six-month period commencing at the expiration of the Put Period (the "Call Period"), the Company may repurchase from the Grantee, and the Grantee shall sell to the Company, all (but not less than all) the shares of Company Common Stock acquired by the Grantee pursuant hereto and with respect to which the Grantee has beneficial ownership at the time of such repurchase at a price per share equal to the greater of (A) the Current Market Price (as hereinafter defined) or (B) the Exercise Price per share in respect of the shares so acquired (such price multiplied by the number of shares of Company Common Stock to be repurchased pursuant to this Section 8 being herein called the "Section 8 Repurchase Consideration"); provided, however, that the Grantee, within thirty (30) days following the Company's notice of its intention to purchase shares pursuant to this Section 8, may deliver an Offeror's Notice pursuant to Section 10, in which case the provisions of Section 10 and not those of this
                  Section 8 shall control (unless the sale to a third Person contemplated thereby is not consummated); and provided, further, that the Company's rights under this Section 8 shall be suspended (and the Call Period shall be extended accordingly) during any period when the exercise of such rights would subject the Grantee to liability pursuant to
                  Section 16(b) of the Exchange Act by reason of the issuance of the Option, any adjustment pursuant to Section 6 hereof, the Grantee's purchase of shares of Company Common Stock hereunder or the Grantee's sale of shares pursuant to Section 7, 8 or 10.

                           (b) If the Company  exercises  its rights  under this
                  Section 8 and the Grantee does not deliver an Offeror's Notice or, having delivered an Offeror's Notice, the Grantee does not sell the shares to a third Person pursuant thereto, the Company shall, within ten (10) Business Days after the expiration of the Grantee's rights to deliver an Offeror's Notice or to sell the shares subject to an Offeror's Notice to a third Person, pay the Section 8 Repurchase Consideration in immediately available funds, and the Grantee shall surrender to the Company certificates evidencing the shares of Company Common Stock purchased hereunder, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 8, the Grantee had sole record and beneficial ownership of such shares and that such shares were then held free and clear of all Liens.

                           (c) As used herein,  "Current Market Price" means the
                  average closing sales price per share of Company Common Stock quoted on the New York Stock Exchange Composite Transactions, or, if not so quoted, on the New York Stock Exchange (or if Company Common Stock is not quoted on the New York Stock Exchange, on The NASDAQ Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market on which such shares

                             STOCK OPTION AGREEMENT
                                       -8-

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                  are traded as  reported  by a  recognized  source) for the ten
                  (10) Business Days preceding the date of the Company's request for repurchase pursuant to this Section 8.

                  9. Registration Rights. The Company shall, if requested by the Grantee at any time and from time to time within three years of the first exercise of the Option (the "Registration Period"), as expeditiously as practicable prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is necessary or desirable in order to permit the offering, sale and delivery of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Without the Grantee's prior written consent, no other securities may be included in any such registration. The Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 2% of the then outstanding voting power of the Company. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding sixty (60) days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 9 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.) ("Registration Expenses") shall be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel; provided, however, that the Company shall not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; provided further, however, that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition (financial or other), business or prospects of the Company from that known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such

                             STOCK OPTION AGREEMENT
                                       -9-
         material adverse change, then the Grantee shall not be required to pay any of such expenses and shall retain all remaining rights to request registration. The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this
         Section 9, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this Section 9, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution. For purposes of determining whether two requests have been made under this Section 9, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

                  10. First Refusal. At any time after the first occurrence of an Exercise Event and prior to the second anniversary of the first purchase of shares of Company Common Stock pursuant to the Option, if the Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Company Common Stock or other securities acquired by it pursuant to the Option, it shall give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transactions. An Offeror's Notice shall be deemed an offer by the Grantee to the Company, which may be accepted, in whole but not in part, within ten
         (10) Business Days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within ten (10) Business Days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds. In the event of the failure or refusal of the Company to purchase all the shares or other securities covered by an Offeror's Notice, the Grantee may, within sixty (60) days from the date of the Offeror's Notice, sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; provided, however, that the provisions of this

                             STOCK OPTION AGREEMENT
                                      -10-
         sentence shall not limit the rights the Grantee may otherwise have if the Company has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 10 shall not apply to
         (a) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of the Company, (b) any disposition of Company Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the consent of the Company, (c) any sale by means of a public offering registered under the Securities Act or (d) any transfer to a wholly-owned Subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

                  11. Listing. If the Company Common Stock or any other securities then subject to the Option are then listed on the New York Stock Exchange, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the New York Stock Exchange the shares of the Company Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

                  12. Replacement of Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                  13.      Miscellaneous.

                           (a) Expenses. Except as otherwise provided in the Merger Agreement or in Sections 7, 8 and 9 hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                           (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                           (c) Entire  Agreement;  No Third  Party  Beneficiary;
                  Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject

                             STOCK OPTION AGREEMENT
                                      -11-
                  matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                           (d) Governing Law. This  Agreement  shall be governed
                  by, and construed in accordance with, the Laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the GCL.

                           (e) Descriptive Headings.  The descriptive headings
                  contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                           (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to the Company to:

                           Landmark Graphics Corporation
                           15150 Memorial Drive
                           Houston, Texas  77079-4304
                           Attention:  Patti Massaro, General Counsel
                                              and Corporate Secretary
                           Telecopier No.:  (713) 560-1383

                  with a copy to:

                           Winstead Sechrest & Minick P.C.
                           5400 Renaissance Tower
                           1201 Elm Street
                           Dallas, Texas  75270
                           Attention:  Robert E. Crawford, Jr.
                           Telecopier No.:  (214) 745-5390

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York 10022
                           Attention:  David W. Heleniak
                           Telecopier No.:  (212) 848-7179

                             STOCK OPTION AGREEMENT
                                      -12-

                  If to Grantee to:

                           Halliburton Company
                           3600 Lincoln Plaza
                           500 North Akard Street
                           Dallas, Texas  75201-3391
                           Attention:  Lester L. Coleman, Executive
                               Vice President and General Counsel
                           Telecopier No.: (214) 978-2658

                  with a copy to:

                           Vinson & Elkins L.L.P.
                           2300 First City Tower
                           1001 Fannin Street
                           Houston, Texas  77002-6760
                           Attention:  William E. Joor III, Esq.
                           Telecopier No.:  (713) 615-5282

                           (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not execute the same counterpart.

                           (h) Assignment. Neither this Agreement nor any of the
                  rights, interests or obligations hereunder or under the Option shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly-owned Subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                           (i) Further Assurances.  In the event of any exercise
                  of the Option by the Grantee, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                           (j) Specific Performance.  The parties hereto agree
                  that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such

                             STOCK OPTION AGREEMENT
                                      -13-
                  equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                        LANDMARK GRAPHICS CORPORATION


                                        By:_______________________________
                                            Robert P. Peebler
                                            President, Chief Executive Officer
                                              and Chief Operating Officer


                                        HALLIBURTON COMPANY


                                        By:_______________________________
                                            Lester L. Coleman
                                            Executive Vice President
                                              and General Counsel



VEHOU05:17946.1

                             STOCK OPTION AGREEMENT
                                      -14-